Exhibit 99.1

Iron Mountain Reports Third Quarter 2010 Financial Results

  Company delivers solid operating performance highlighted by strong gross margin gains and a 13% increase in Adjusted OIBDA; Reported revenue growth is 2% for the quarter, in line with outlook
  Full year 2010 Adjusted OIBDA and cash flow outlook raised; revenue outlook refined to reflect current revenue growth trends and foreign currency exchange rates
  Third quarter Adjusted EPS increases 39% to $0.35 per diluted share compared to Q3/2009
  Reported net loss is $0.76 per share; Company takes $255 million non-cash goodwill impairment charge reflecting economic and other factors impacting its Digital business

BOSTON--(BUSINESS WIRE)--October 28, 2010--Iron Mountain Incorporated (NYSE: IRM), an information management company, today reported its financial results for the third quarter ended September 30, 2010. The Company announced revenue and Adjusted OIBDA (defined below) growth of 2% and 13%, respectively, compared to the third quarter of 2009 (see Appendix B). Adjusted OIBDA growth was supported by continued benefits from operational improvement initiatives that drove substantial gross margin gains and adjustments to incentive compensation accruals which contributed approximately 5% to growth in the quarter. Solid Adjusted OIBDA gains and controlled capital expenditures drove $260 million of free cash flow before acquisitions and discretionary investments (FCF) on a year-to-date basis (See Appendix B). The Company increased its full-year 2010 outlook for Adjusted OIBDA and refined its revenue outlook to reflect current revenue growth trends and foreign currency exchange rates. The Company also recorded a $255 million, or $1.24 per share (after tax), goodwill impairment charge reflecting economic and other factors impacting its Worldwide Digital business, including lower revenues and profits in the eDiscovery business. As a result, the Company reported an operating loss of $84 million for the quarter.

“Iron Mountain’s business continues to expand and we remain on track for solid full year financial performance,” said Bob Brennan, president and CEO. “We posted strong profit and cash flow results this quarter supported by solid performance in our North American operations and excellent progress in driving growth and higher returns in our International Physical segment. We are facing challenges in our digital business and it is taking longer than anticipated to build the scale and profitability we expected from this segment. We are taking proactive steps to improve our execution in this business and return it to higher growth and profitability. We will continue to manage the business with a disciplined approach, positioning Iron Mountain for long-term success.”

Key Financial Highlights – Q3 2010

Iron Mountain reported total consolidated revenues of $783 million for the third quarter, a 2% increase over the prior year period, supported by 2% total internal revenue growth. Storage revenue internal growth was also 2% for the quarter. Records management volume growth moderated slightly as continued higher outgoing volume levels in North America offset new sales gains and solid momentum in International markets. Storage revenue growth also reflected moderated average net pricing gains in the North American records management business and episodic destructions in the physical data protection business.

Total service revenue internal growth was 2%, reflecting strong growth in complementary service revenues supported by recent increases in recycled paper prices and gains in hybrid service revenues, which more than offset soft demand for eDiscovery services. Core service revenue growth was (2)% as a result of lower activity levels resulting from the weak economy.

The Company reported gross profits (excluding depreciation and amortization) of $471 million with its gross profit margin improving from 58.0% in the third quarter of 2009 to 60.2% in the third quarter of 2010. These gains were supported by higher storage gross margins, particularly in the International segment. Continued benefits from productivity initiatives drove higher service margins, which were also a key contributor to our improved gross profit performance.

Adjusted operating income before depreciation, amortization and goodwill impairment (Adjusted OIBDA) for the quarter was $254 million, up 13% compared to the third quarter of 2009. Selling, general and administrative costs in the third quarter were down 1% compared to the prior year period driven by controlled spending and lower incentive compensation expense. The lower incentive compensation expense added about five percentage points to the overall growth rate of Adjusted OIBDA in the quarter. These benefits more than offset costs associated with our acquisition of Mimosa Systems, Inc. and investments against growth initiatives.

For the third quarter of 2010, the Company posted an operating loss of $84 million reflecting the $255 million goodwill impairment charge recorded in its Worldwide Digital Business segment. The goodwill impairment reflects the impact of a combination of factors including on-going economic pressures on the digital business and recent challenges specifically related to the eDiscovery business such as reduced average matter size and lower pricing. This non-cash charge does not impact revenue, Adjusted OIBDA, Adjusted EPS (defined below) or FCF. The Company is taking proactive steps to improve segment performance including changes in leadership, integrating sales efforts to drive higher growth and integrating certain support functions to drive cost efficiency.

Net loss attributable to Iron Mountain Incorporated for the quarter was $154 million, or $0.76 per diluted share, compared to net income attributable to Iron Mountain of $43 million, or $0.21 per diluted share, for the third quarter of 2009. The decrease in reported earnings was driven primarily by the $255 million goodwill impairment charge discussed above. The goodwill impairment charge was partially offset by higher Adjusted OIBDA, lower interest expense due to the $200 million partial redemption of the Company’s 7-3/4% senior subordinated notes due 2015 completed in the quarter and $9 million of Other Income, net in the third quarter of 2010 compared to $1 million of Other Expense, net in the prior year period as described below.

The structural tax rate for the third quarter was 38%, in line with our expectations. Including the impact of discrete tax items, primarily related to the goodwill impairment charge, the effective tax rate for the quarter was (16)%. There was minimal tax benefit associated with the goodwill impairment charge as the majority of the goodwill associated with the Worldwide Digital business is non-deductible. Adjusted EPS for the quarter was $0.35 per diluted share, an increase of 39% compared to the same prior year period. (See Appendix B)

Net loss for the third quarter of 2010 included $9 million of Other Income, net compared to $1 million of Other Expense, net included in net income for the third quarter of 2009. Included in Other Income, net for the quarter ended September 30, 2010 is a $7 million gain on the sale of the Company’s domain name product line, and a $4 million gain resulting from foreign currency rate changes in the quarter, which were partially offset by $2 million of early debt extinguishment charges associated with the partial redemption of our 7-3/4% senior subordinated notes due 2015.

Capital expenditures excluding real estate incurred in the first nine-months of 2010 totaled $167 million, or 7.1% of revenues. The Company is sustaining capital efficiency gains reflecting ongoing control over spending levels and reductions due to moderating growth rates.

The Company’s FCF for the nine months ended September 30, 2010 was $260 million compared to $233 million for the nine months ended September 30, 2009. Higher Adjusted OIBDA and lower capital expenditures in 2010 compared to the same prior year period drove the year-over-year increase in FCF. As of September 30, 2010, the Company had more than $945 million of liquidity, including cash of $184 million and availability under its revolving credit facility of $762 million.

The Company’s consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 3.0 times at September 30, 2010. This ratio is well below the covenant limitation of 5.5 times included in its senior credit facility. During the quarter, the Company used excess cash to redeem $200 million of its 7-3/4% senior subordinated notes due 2015. This transaction will save the Company approximately $16 million annually in interest expense.

See the appendices at the end of this press release for Selected Financial Data, a discussion of non-GAAP measures and additional information regarding the Company’s results.

Dividends and Share Repurchases

On September 15, 2010, the Company announced that its board of directors declared a quarterly dividend of $0.0625 per share for shareholders of record as of September 28, 2010, which was paid on October 15, 2010. During the third quarter of 2010, the Company repurchased 1.8 million shares of its common stock for a total aggregate purchase price of approximately $40 million under its existing share repurchase program. As of September 30, 2010, the Company has repurchased an aggregate of 4.0 million shares for a total cost of approximately $95 million. On October 5, 2010, the Company announced that its board of directors had approved an increase in the amount authorized under its existing $150 million share repurchase program of up to an additional $200 million in repurchases of the Company’s common stock. This $350 million in total authorization represents less than 10% of the Company’s outstanding common stock based on the closing price on October 5, 2010. As of September 30, 2010 there was approximately $55 million remaining on the original $150 million authorization for future share repurchases.

Financial Performance Outlook

For 2010, the Company is raising its 2010 Adjusted OIBDA and Adjusted EPS outlook reflecting strong year-to-date performance and updated estimates for lower incentive compensation expense in 2010. The Company now expects full year reported Adjusted OIBDA growth of 8% to 10%. Adjusted EPS will also benefit from higher year-to-date Adjusted OIBDA and lower interest expense. As a result, the Company now expects Adjusted EPS to be in the range of $1.12 to $1.16 per diluted share yielding 14% to 19% growth compared to 2009. With respect to revenues, the Company refined its full year guidance to reflect foreign currency rate changes and current internal growth trends. For 2010, based on current exchange rates, the year-over-year weakening of the U.S. dollar against the major currencies is expected to increase reported results by approximately 1%. Macroeconomic trends continue to constrain top line growth. It is expected that these trends will continue constraining internal revenue growth for the balance of the year. The Company expects reported revenue growth to be approximately 4% for the full year supported by internal growth in the range of 2% to 3%, consistent with recent trends. The Company is lowering its expected capital expenditures for the year to approximately $270 million reflecting refinements to its capital spending plans. The calculation of Adjusted EPS assumes a 39% structural tax rate and 203 million shares outstanding.

This guidance is based on current expectations and does not include the potential impact of any future acquisitions or divestitures (dollars in millions):

	Quarter Ending December 31, 2010		Year Ending December 31, 2010		Full Year Outlook % Growth vs. 2009
	Low	High	Low	High	As Reported		FX Neutral
Revenues	$780	$800	$3,120	$3,140	~4%		~3%
Adjusted OIBDA	$233	$248	$940	$955	8	% - 10%	7	% - 9%
Adjusted EPS			$1.12	$1.16	14	% - 19%
FCF			$350	$380	4	% - 13%
Capital Expenditures			~270

Iron Mountain’s conference call to discuss its third quarter 2010 financial results and fourth quarter and full year 2010 outlook will be held today at 8:30 a.m. Eastern Time. The Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more for organizations around the world. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2010 financial performance outlook, our expected improvements in our digital business, statements regarding the Company’s intent to repurchase shares and to pay dividends, the Company’s financial ability and sources to fund the repurchase program and dividend policy and the amounts of such repurchases and dividends and statements regarding our goals, beliefs, future growth strategies, investment objectives, plans and current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the price, volume or timing of stock repurchases may be impacted by legal restrictions or limits under a Rule 10b5-1 trading plan; (ii) alternative, more attractive investments to dividends or stock repurchases that may become available; (iii) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (iv) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company’s customers’ information; (v) changes in the price for the Company’s services relative to the cost of providing such services; (vi) changes in customer preferences and demand for the Company’s services; (vii) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company’s services or competition for customers; (viii) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (ix) the cost or potential liabilities associated with real estate necessary for the Company’s business; (x) the performance of business partners upon whom the Company depends for technical assistance or management expertise outside the United States; (xi) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (xii) claims that the Company’s technology violates the intellectual property rights of a third party; (xiii) other trends in competitive or economic conditions affecting Iron Mountain’s financial condition or results of operations not presently contemplated; and (xiv) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K under “Item 1A. Risk Factors.” Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

Selected Financial Data:
(dollars in millions, except per share data)	Q3/2009	Q3/2010	Inc (Dec)	YTD/2009	YTD/2010	Inc (Dec)
Revenues	$765	$783	2%	$2,234	$2,339	5%

Gross Profit (excluding D&A)	$443	$471	6%	$1,283	$1,394	9%
Gross Margin %	58.0%	60.2%		57.4%	59.6%

Adjusted OIBDA	$225	$254	13%	$638	$707	11%
Adjusted OIBDA Margin %	29.4%	32.4%		28.6%	30.2%

Operating Income (Loss)(1)	$143	$(84)	(159)%	$402	$199	(50)%
Interest Expense, net	$59	$56	(6)%	$170	$168	(1)%

Provision for income taxes	$39	$20	(47)%	$84	$110	31%
Effective tax rate	47.2%	(15.6)%		34.8%	408.1%

Net Income (Loss) Attributable to Iron Mountain	$43	$(154)	(456)%	$160	$(87)	(154)%
EPS – Diluted	$0.21	$(0.76)		$0.78	$(0.43)
Adjusted EPS – Diluted	$0.25	$0.35	39%	$0.69	$0.86	24%

(1) Includes a $255 million non-cash goodwill impairment charge in Q3/2010 and YTD/2010

Major Components of Other Income (Expense), net:
Foreign Currency Exchange Gains (Losses)	$1	$4		$11	$(5)
Change in Iron Mountain Europe (IME) Fiscal Year End	$--	$--		$--	$(5)
Early Debt Extinguishment	$(3)	$(2)		$(3)	$(2)
Sale of Domain Name Management Product Line	$--	$7		$--	$7
Components of Revenue Growth:	Q3/2010	YTD/2010
Storage internal growth rate	2%	3%
Core service internal growth rate	(2)%	(1)%
Core revenue internal growth rate	1%	2%
Complementary service internal growth rate	11%	11%
Total internal growth rate	2%	3%
Impact of acquisitions	~0%	~0%
Impact of foreign currency fluctuations	0%	~2%
Total revenue growth	2%	5%
Columns may not foot due to rounding.

The Company’s internal growth rates represent the weighted average, year-over-year revenue growth rates excluding the effects of foreign currency rate fluctuations, acquisitions and divestitures.

The Company’s core revenues are comprised of storage revenues plus core service revenues. Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring project revenues and maintenance fees associated with software license sales.

Included in the Company’s complementary revenues are revenues associated with ancillary services, such as eDiscovery services, special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes and software licenses.

Constant Currency Growth Rates	Three Months Ended September 30, 2010		Nine Months Ended September 30, 2010
	As Reported	Constant Currency	As Reported	Constant Currency
Revenues	2%	2%	5%	3%
Adjusted OIBDA	13%	13%	11%	9%
Depreciation and Amortization	7%	7%	9%	8%
Operating Income	(159)%	(159)%	(50)%	(51)%

Iron Mountain conducts business in more than 35 countries on five continents. As such, a considerable amount of its revenues and expenses are denominated in foreign currencies. The Company’s international results are subject to fluctuations based on the changes in foreign currency rates. The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a constant currency basis. The constant currency growth rates are calculated by translating the 2009 results at the 2010 average exchange rates.

APPENDIX B

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Iron Mountain’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation, Amortization and Goodwill Impairment, or Adjusted OIBDA

We use Adjusted OIBDA as an integral part of our planning and reporting systems, and to evaluate the operating performance of the consolidated business. We use multiples of current and projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance and profitability of our consolidated business. FCF is a useful measure in determining our ability to generate excess cash flows for reinvestment in the business, for discretionary deployment in investments such as real estate or acquisition opportunities, the potential returning of capital to shareholders or the repayment of indebtedness. As such, we believe this measure provides relevant and useful information to our current and potential investors.

Adjusted EPS

Adjusted EPS is defined as reported earnings per share excluding: (a) gains and losses on the disposal/writedown of property, plant and equipment, net; (b) goodwill impairment charges; (c) other (income) expense, net; (d) tax impact of reconciling items and discrete tax items; and (e) net income (loss) attributable to noncontrolling interests. We do not believe these excluded items to be indicative of our ongoing operating results and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to investors when comparing our results from past, present and future periods.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures:

Adjusted OIBDA reconciled to operating income (loss) and net income (loss) attributable to Iron Mountain (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Adjusted OIBDA	$225	$254	$638	$707
Less: (Gain)Loss on disposal/writedown of PP&E, net	1	(4)	(0)	(6)
Goodwill impairment charge	--	255	--	255
Depreciation and Amortization	81	87	236	258
Operating Income (Loss)	$143	$(84)	$402	$199
Less: Interest Expense, net	59	56	170	168
Other (Income) Expense, net	1	(9)	(10)	4
Provision for Income Taxes	39	20	84	110
Noncontrolling Interests	(0)	3	(2)	4
Net Income (Loss) Attributable to Iron Mountain Incorporated	$43	$(154)	$160	$(87)
Columns may not foot due to rounding.

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities (in millions):

	Nine Months Ended September 30,
	2009	2010
Free Cash Flows Before Acquisitions and Discretionary Investments	$233	$260
Add: Capital Expenditures (excluding real estate), net(1)	194	175
Additions to Customer Acquisition Costs	7	10
Cash Flows From Operating Activities	$434	$445
Columns may not foot due to rounding.
(1) The 2010 results include $11 million incurred by IME in November and December 2009 prior to the change in its fiscal year end.

Adjusted EPS – Fully Diluted reconciled to Reported EPS – Fully Diluted:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Adjusted EPS – FD	$0.25	$0.35	$0.69	$0.86
Less: (Gain) Loss on disposal/writedown of PP&E, net	0.00	(0.02)	0.00	(0.03)
Goodwill impairment charge	0.00	1.27	0.00	1.26
Other (Income) Expense, net	0.01	(0.05)	(0.05)	0.02
Tax impact of reconciling items and discrete tax items	0.03	(0.11)	(0.03)	0.02
Noncontrolling Interests	0.00	0.01	(0.01)	0.02
Reported EPS – FD	$0.21	$(0.76)	$0.78	$(0.43)
Weighted average common shares outstanding – Diluted (000s)	204,893	201,249	204,135	202,612
Columns may not foot due to rounding.

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands except Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
REVENUES:
Storage	$433,066	$442,470	$1,258,733	$1,313,362
Service	331,819	340,104	975,526	1,025,509

Total Revenues	764,885	782,574	2,234,259	2,338,871

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	321,470	311,516	951,148	945,275
Selling, General and Administrative	218,633	217,226	644,880	686,734
Depreciation and Amortization	81,428	87,287	236,388	258,389
Goodwill Impairment	—	255,000	—	255,000
Loss (Gain) on Disposal / Writedown of Property, Plant and Equipment, Net	705	(4,480)	(57)	(5,677)

Total Operating Expenses	622,236	866,549	1,832,359	2,139,721

OPERATING INCOME (LOSS)	142,649	(83,975)	401,900	199,150

INTEREST EXPENSE, NET	59,469	55,657	170,165	168,464
OTHER EXPENSE (INCOME), NET	1,390	(9,166)	(9,849)	3,672

Income (Loss) Before Provision for Income Taxes	81,790	(130,466)	241,584	27,014

PROVISION FOR INCOME TAXES	38,613	20,351	83,951	110,240
NET INCOME (LOSS)	43,177	(150,817)	157,633	(83,226)

Less: Net (Loss) Income Attributable to the Noncontrolling Interests	(9)	2,959	(1,990)	3,692

Net Income (Loss) Attributable to Iron Mountain Incorporated	$43,186	$(153,776)	$159,623	$(86,918)

EARNINGS (LOSSES) PER SHARE – BASIC AND DILUTED:
NET INCOME (LOSS) ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE – BASIC	$0.21	$(0.76)	$0.79	$(0.43)
NET INCOME (LOSS) ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE – DILUTED	$0.21	$(0.76)	$0.78	$(0.43)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	203,216	201,249	202,595	202,612
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	204,893	201,249	204,135	202,612

Adjusted Operating Income before Depreciation, Amortization and Goodwill Impairment	$224,782	$253,832	$638,231	$706,862

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	December 31, 2009	September 30, 2010
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$446,656	$184,173
Restricted Cash	—	35,104
Accounts Receivable (less allowances of $25,529 and $24,870, respectively)	585,376	590,230
Other Current Assets	179,393	185,103
Total Current Assets	1,211,425	994,610

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,184,631	4,283,947
Less: Accumulated Depreciation	(1,616,431)	(1,785,077)
Property, Plant and Equipment, net	2,568,200	2,498,870

OTHER ASSETS:
Goodwill, net	2,534,713	2,333,341
Other Non-current Assets, net	532,496	524,097
Total Other Assets	3,067,209	2,857,438

Total Assets	$6,846,834	$6,350,918

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$40,561	$36,756
Other Current Liabilities	774,153	710,410
Total Current Liabilities	814,714	747,166

LONG-TERM DEBT, NET OF CURRENT PORTION	3,211,223	2,972,973
OTHER LONG-TERM LIABILITIES	663,426	663,567

TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	2,153,367	1,960,539
NONCONTROLLING INTERESTS	4,104	6,673

TOTAL EQUITY	2,157,471	1,967,212

Total Liabilities and Equity	$6,846,834	$6,350,918

CONTACT:
Iron Mountain Incorporated
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com